RELEASE AGREEMENT

THIS RELEASE AGREEMENT ("Release Agreement") is entered into between Cognate BioServices, Inc. ("Cognate") and Northwest Biotherapeutics, Inc. ("Northwest"), effective as of October 13, 2016 (the "Effective Date").

RECITALS

WHEREAS, on July 30, 2004, Cognate and Northwest entered into a service agreement whereby Cognate would provide Northwest with services including cGMP-compliant production of living cells for use in clinical trials and in commercial scale manufacturing; cryopreservation process development and optimization; the preparation of data packages for submission to the United States Food and Drug Administration; the management of clinical trials; research and development; and a full range of ancillary services in support of services related to clinical trials;

WHEREAS, Cognate and Northwest entered into various other related manufacturing and services agreements in 2007, 2011, and 2014;

WHEREAS, Northwest, as a start-up biotechnology company, has never turned a profit or generated any material revenue from the sale of its products;

WHEREAS, when, on numerous occasions, Northwest became unable to pay the invoices it accrued for Cognate's services, Northwest asked Cognate to accept unregistered, restricted shares of Northwest common stock in consideration for payment of Cognate's overdue invoices, thereby converting Cognate's accounts receivable into such unregistered, restricted shares of Northwest common stock;

WHEREAS, Cognate accepted such debt-for-equity payment arrangements as a concession, and agreed to continue providing a range of services to Northwest and to support and assist Northwest in the development of potentially life-saving therapies;

WHEREAS, the continued provision of Cognate's services enabled Northwest to conduct the clinical trials necessary to progress toward achievement of regulatory approval of the DCVax® suite of cancer immunotherapy products, which are embodied in distinct product lines, including DCVax®-L

products for various operable cancers (including brain cancer and ovarian cancer), and DCVax®-Direct products for various inoperable, solid tumor cancers;

WHEREAS, all of these payment arrangements were deliberated upon and approved by a majority of independent members of the Northwest Board of Directors and disclosed repeatedly and in great detail by Northwest in Northwest's public filings with the United States Securities and Exchange Commission;

WHEREAS, in its April 15, 2010 Annual Report, Northwest disclosed to its stockholders, as well as to the general public, that as of December 31, 2009 and March 31, 2010, it owed Cognate approximately $5.9 and $6.2 million, respectively, for the services that Cognate provided to it, and that during 2009, Northwest and Cognate agreed that most of the accounts payable owed by Northwest to Cognate would be converted into shares of common stock instead of paid in cash, at a conversion price no less favorable than the conversion price applied to any other creditor of Northwest, resulting in an important reduction of Northwest's liabilities for the amount converted. Under accounting rules Northwest was required to recognize the value of common stock issued in excess of the amount of accounts payable converted, if any, as a charge to operations when the conversion took place and such value was required by accounting rules to be the market price of Northwest's tradable shares, although Cognate received unregistered, untradeable shares;

WHEREAS, in November 2011, Northwest and Cognate agreed to convert $9.2 million of significantly past due amounts owed by Northwest to Cognate for services previously rendered into restricted, unregistered shares of Northwest common stock, and on November 25, 2011, Northwest converted this amount into 46,000,000 newly issued shares of Northwest common stock, par value $0.001 per share (which became 2,875,000 shares as a result of the reverse split in 2012);

WHEREAS, on October 16, 2012, despite objections from Cognate, Northwest and Cognate entered into a conversion agreement, pursuant to which a total of approximately $7.5 million of unpaid invoices and payables were converted into Northwest equity consisting of 2,800,000 shares of restricted common stock and 1,400,000 warrants to purchase common stock with a five year term and an exercise

price of $3.20 per share, and Cognate agreed to convert on terms equal to the median of the conversion terms provided to other non-affiliated creditors over the preceding six months;

WHEREAS, on July 30, 2013, Northwest and Cognate executed a conversion and lock-up agreement, which documented negotiated payment terms, including converting portions of Cognate's invoices into Northwest equity at a conversion price of $4.00 per share in unregistered, restricted common stock and warrants (with 50% warrant coverage), subject to a most favored nations clause providing that Cognate's conversion price would not be less favorable than the conversion price offered to any other creditors, and Northwest's Board of Directors also secured lock-up terms precluding Cognate from trading the shares it received from Northwest for an initial period of eighteen months;

WHEREAS, at that time, Northwest's registered, unrestricted, tradable common stock was trading on the open market at approximately $3.50-$3.59 per share, meaning that Northwest would, in effect, receive a discount on Cognate's services—Northwest would exchange unregistered, restricted shares worth less than the $3.59 market price of tradable stock, and receive $4.00 in debt forgiveness in return;

WHEREAS, in January 2014, Northwest and Cognate entered into four agreements (the "Services Agreements") that set forth updated terms for Cognate's manufacturing services, as well as updated payment terms for these services, under which Cognate agreed that it would accept payment of at least half of its invoices for a period of eighteen months in Northwest stock, at a rate of $4.00 per share; that the payment of certain milestone and initiation payments to Cognate would be made in Northwest common stock and warrants at a conversion price of $4.00 per share, with 50% warrant or restricted-stock coverage; and that Cognate would be prohibited from selling or trading the Northwest stock it received for thirty-six months, thereby preventing Cognate from actually receiving cash compensation for the services rendered during this lock-up period;

WHEREAS, Northwest continues to be in poor financial condition and acknowledges and agrees that Northwest has and continues to default in the satisfaction of Northwest's obligations to Cognate

under the Services Agreements, including with respect to payment to Cognate of outstanding invoices and issuance to Cognate and registration of certain shares of Northwest common stock;

WHEREAS, Northwest's history of failing to timely satisfy its obligations to Cognate has materially impaired Cognate's business; and

WHEREAS, Northwest is currently addressing its compliance with securities laws, rules and regulations.

AGREEMENT

In consideration of the mutual promises and covenants made in this Release Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Cognate and Northwest:

1. **Incorporation of Recitals**. Each of the foregoing recitals are incorporated herein and made a part of this Release Agreement.

2. **Continuation of Services; No Waiver by Cognate**. Notwithstanding Northwest's protracted and currently ongoing defaults in contractual and other obligations to Cognate, Cognate has provided and to date continues to provide services in connection with Northwest's clinical programs, including its Phase III DCVax®-L trial, without which services the trial would have come to a halt, and Cognate has to date forborne terminating the Services Agreements or commencing legal action against Northwest, and the parties have agreed to execute this Release Agreement. The parties accept and agree that this Release Agreement is without prejudice to any rights or remedies available to Cognate, at law or in equity.

3. **Release**. In consideration for the benefits provided Northwest by Cognate under this Release Agreement, Northwest hereby knowingly and voluntarily, fully, irrevocably and unconditionally releases and forever discharges Cognate and each of its current and former affiliates and subsidiaries and each of their respective agents, employees, officers, directors, consultants, attorneys, successors and assigns (collectively the "Cognate Released Parties") from all, and all manner of, claims, suits, demands, actions causes of action, rights, costs, fees, expenses, judgments, damages, obligations, lawsuits and

liabilities whatsoever, of any and every kind or nature, whether at law or in equity, whether sounding in contract (including any right to indemnification) or tort, whether known or unknown, whether accrued or unaccrued, whether suspected or unsuspected, whether fixed or contingent, whether liquidated or unliquidated, whether direct, indirect or consequential, whether foreseen or unforeseen, whether matured or unmatured, whether developed or undeveloped, whether discoverable or undiscoverable, whether disputed or undisputed, that Northwest ever had, now has, or shall or may have against any of the Cognate Released Parties relating to any activities prior to, on or as of, the Effective Date.

4. **No Admission of Negligence or Wrongdoing**. Neither the fact of this Release Agreement, nor any of the terms contained in this Release Agreement, shall constitute an admission or evidence of wrongdoing or of negligence of any type whatsoever by either party hereto nor any other party and shall not be used in any arbitration or other legal proceeding as such.

5. **Severability**. The parties agree that if any provision of this Release Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the fullest extent permitted by law.

6. **Integrated Release Agreement**. The parties acknowledge and agree that no promises or representations were made to them concerning the release by Northwest of Cognate set forth in Section 3 of this Release Agreement that do not appear in this Release Agreement and that this Release Agreement contains the entire agreement of the parties as pertains solely and exclusively to the release by Northwest of Cognate.

7. **Waiver, Amendment, Modification, or Assignment of Agreement**. The parties agree that no waiver, amendment, or modification of any of the terms of this Release Agreement shall be effective unless in writing and signed by all parties. No waiver of any term, condition, or default of any term of this Release Agreement shall be construed as a waiver of any other term, condition, or default. The rights and liabilities of the parties shall bind and inure to the benefit of their respective successors and assigns.

8. **Independent Investigation**. In making the decision to enter into this Release Agreement each of the parties has relied upon its own independent investigations made by or on behalf of such party..

9. **Representation by Counsel.** The parties acknowledge and agree that they have had the right and sufficient opportunity to be represented by counsel of their own choosing. The parties further acknowledge that they have entered into this Release Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party, other than those contained within this Release Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Release Agreement hereafter prove to be otherwise, this Release Agreement will nonetheless remain in full force and effect.

10. **Maryland Law.** The parties agree that this Release Agreement and its terms shall be construed under Maryland law, without reference to rules of conflicts of law.

11. **Drafting; Construction.** The parties agree that this Release Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Release Agreement participated equally in the preparation and drafting of this Release Agreement. The term "including" means including, without limitation even if not followed by such words.

12. **Counterparts and Electronic Copies.** This Release Agreement may be signed in counterparts, and the counterparts shall be treated as though signed as one document. Electronically transmitted signatures may be treated as originals.

13. **Warranty of Capacity to Execute this Release Agreement.** The persons signing this Release Agreement represent, warrant, and acknowledge by their signatures that each is fully authorized to execute this Release Agreement on behalf of their respective parties. By their signatures below, each of the parties acknowledge and agree that each has obtained all required consent necessary to make this Release Agreement binding on them.

[*Signature page follows*]

IN WITNESS WHEREOF, the parties have executed this Release Agreement effective for all purposes as of the Effective Date.

COGNATE BIOSERVICES, INC.

By: [signature]

Print Name: LESLIE J. GOLDMAN

Title: SENIOR VICE PRESIDENT

NORTHWEST BIOTHERAPEUTICS, INC.

By: [signature]

Print Name: J Kelly Ganjei

Title: CEO